Exhibit 10.11

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

Agreement

among

SCHERING Aktiengesellschaft
Müllerstrabe 178
13342 Berlin

(hereinafter called “SCHERING”)

and

NeuroBiotec GmbH
Tegeler Straibe 6
13353 Berlin

(hereinafter called “NEUROBIOTEC”)

and

Prestwick Pharmaceuticals, Inc.
1825 K Street
Washington, D.C. 2006

(hereinafter called “PRESTWICK”)

RECITALS

Whereas SCHERING and NEUROBIOTEC have entered into a Technology Transfer Agreement as amended as of May 30, 2002 (the “Technology Transfer Agreement”) concerning the sale and transfer of patents and know-how relating to the development, production and marketing of (1) a ready to use pharmaceutical speciality for trans-dermal use (the “Patch Product”) and (2) all other non per-oral ready to use pharmaceutical specialties for sustained release (collectively the “Other Sustained Release Products”) in humans containing Lisuride and/or Lisuride hydrogen maleate and/or all other pharmaceutically active salts and esters of Lisuride (the “Product(s)”) from SCHERING to NEUROBIOTEC;

Whereas NEUROBIOTEC has identified PRESTWICK as partner for the development and marketing in the United States of America (the “U.S.”) and Canada of the Patch Product (the “U.S./Canada Patch Product”) and the Other Sustained Release Products (the “U.S./Canada Other Sustained Release Products” — collectively with the U.S./Canada Patch Product, the “U.S./Canada Products”) and has negotiated with PRESTWICK an exclusive, sublicensable license-, development, commercialisation- and drug supply agreement relating to the development and sale of the U.S./Canada Products (the “Prestwick Cooperation”);

Whereas SCHERING under the Technology Transfer Agreement has an option to obtain exclusive, sub-licensable development, production and marketing rights for the “U.S./Canada Patch Product” (the “U.S./Canada Option”), and a right of first refusal to take an exclusive, sub-licensable license to develop, produce and market the “U.S./Canada Other Sustained Release Products” (the “U.S./Canada Right of First Refusal”);

Whereas PRESTWICK wishes to take over the development and marketing of the U.S./Canada Patch Product without being restricted by SCHERING’s U.S./Canada Option, and the development and marketing of the U.S./Canada Other Sustained Release Products without being restricted by SCHERING’s U.S./Canada Right of First Refusal;

Whereas SCHERING is prepared to waive its U.S./Canada Option and its U.S./Canada Right of First Refusal under the conditions set forth in this Agreement in order to allow NEUROBIOTEC to grant all rights to the U.S./Canada Products to PRESTWICK;

Whereas the parties agree that this Agreement shall be conditional on the execution of the Prestwick Cooperation;

Whereas the parties have already entered into an agreement concerning the development and marketing of the Products by Prestwick for the U.S. in August/September, 2003 (the “U.S. Agreement”);

Whereas the parties agree that this Agreement shall replace the U.S. Agreement;

Whereas the parties agree that the Prestwick Cooperation is likely to improve considerably the prospects for a timely introduction of the U.S./Canada Products and that the simultaneous and coordinated development activities in Europe and the U.S. and Canada are intended to result in development cost reductions and to generate other synergies for the parties hereof.

The parties, therefore, hereby agree to and amend the Technology Transfer Agreement as follows:

1.	Definitions

“Affiliate” has the meaning set forth in Article 1 of the Technology Transfer Agreement.

“Agreement” means this three-party-agreement by and among SCHERING, NEUROBIOTEC and PRESTWICK.

“Business Day” means a day which is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Washington D.C., U.S., or Berlin, Germany.

“Confidential Information” has the meaning set forth in Section 8.1.

“Development Cost” has the meaning set forth in Article 1 of the Technology Transfer Agreement.

“Existing Schering Data” has the meaning set forth for the term “Data” in Article 1 of the Technology Transfer Agreement.

“First Commercial Sale” means the date on which the first Product is sold commercially by PRESTWICK or on PRESTWICK’s behalf by any sublicensee of PRESTWICK in the U.S. or Canada.

“Know-how” means: techniques, data and information relating to the Products, including, but not limited to, inventions, practices, methods, manufacturing processes, knowledge, know-how, skill, trade secrets, experience, test data (including pharmacological, toxicological, pre-clinical and clinical test data); data, records and information derived from pre-clinical development, clinical development or CMC/process development, regulatory submissions, adverse reactions, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions.

“Net Sales” means the amount invoiced by PRESTWICK or any sublicensee of PRESTWICK (each a “Seller”) for sales of a Product to unaffiliated third parties less the following deductions applicable to the Products for:

(i)	transportation charges and insurance charges paid by the Seller;

(ii)	sales and excise taxes or customs duties paid by the Seller or any other governmental charges imposed upon the sale of the Products and paid by the Seller;

(iii)	rebates and premiums granted or allowed in connection with the sale of a Product;

(iv)	allowances or credits to customers on account of governmental requirements, price differences, rejection, outdating, returns or recalls of the Products;

(v)	quantity discounts, cash discounts or chargebacks granted in connection with the sale of the Products,

(vi)	provisions for price reductions.

In the event a Product is sold in the form of a combination product containing one or more active ingredients in addition to a Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction A / (A+B) where A is the invoice price of the Product, if sold separately, and B is the invoice price of any other active ingredient or ingredients in the combination, if sold separately. If the other active ingredient or ingredients in the combination are not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A / C where A is the invoice price of the Product if sold separately, and C is the invoice price of the combination product. If neither the Product nor the other active component or components of the combination product is sold separately, Net Sales shall be determined between SCHERING and PRESTWICK in good faith.

“Other Sustained Release Products” has the meaning set forth in the first paragraph of the Recitals above.

“Patch Product” has the meaning set forth in the first paragraph of the Recitals above.

“Prestwick Cooperation” has the meaning set forth in the second paragraph of the Recitals above.

“Product(s)” has the meaning set forth in the first paragraph of the Recitals above.

“Step I Milestone” means the fee to be paid by SCHERING to NEUROBIOTEC pursuant to Section 7.1 (ii) of the Technology Transfer Agreement in order to retain its option right pursuant to Section 7.2 of the Technology Transfer Agreement.

“Technology Transfer Agreement” has the meaning set forth in the first paragraph of the Recitals above.

“U.S.” has the meaning set forth in the second paragraph of the Recitals above.

“U.S. Agreement” has the meaning as set forth in the seventh paragraph of the Recitals above;

“U.S./Canada Option” has the meaning as set forth in the third paragraph of the Recitals above.

“U.S./Canada Other Sustained Release Product” has the meaning set forth in the second paragraph of the Recitals above.

“U.S./Canada Patch Product” has the meaning set forth in the second paragraph of the Recitals above.

“U.S./Canada Products” has the meaning set forth in the second paragraph of the Recitals) above.

“U.S./Canada Right of First Refusal” has the meaning set forth in the third paragraph of the Recitals above.

2.	Waiver of Rights

In consideration of the payment of royalties to SCHERING by PRESTWICK pursuant to Section 3 below and the reduction of the Step I Milestone pursuant to Section 4 below, SCHERING hereby waives its U.S./Canada Option and its U.S./Canada Right of First Refusal vis-à-vis NEUROBIOTEC in favour of PRESTWICK in order to allow NEUROBIOTEC to grant all rights to the U.S./Canada Products to PRESTWICK under the Prestwick Cooperation, and Schering hereby agrees that the execution of the Prestwick Cooperation will not contravene, and shall be permitted under, the Technology Transfer Agreement. Accordingly, Articles 6, 7 and 10 of the Technology Transfer Agreement shall not apply to the U.S./Canada Products. The scope of application of Articles 6, 7 and 10 of the Technology Transfer Agreement is thus reduced to the development, production and marketing of Products outside the U.S. and Canada and/or any Product other than the U.S./Canada Products in the U.S. or Canada.

3.	Royalties

3.1	In consideration of the waiver by SCHERING of its U.S./Canada Option and its U.S./Canada Right of First Refusal in PRESTWICK’s favour pursuant to Section 2 above, PRESTWICK shall pay to SCHERING royalties based on Net Sales of Products in the amount of

-	[...***...]% for the Patch Product; and
-	[...***...]% for Other Sustained Release Products.

* Confidential Treatment Requested

The Parties will meet and discuss in good faith if the marketing of the Products by PRESTWICK becomes economically unviable because of significant generic competition to the U.S./Canada Patch Product marketed by PRESTWICK.

3.2	All royalties shall be calculated on a Product by Product basis and shall be payable on a country-by-country basis from the date of the First Commercial Sale of a Product in the U.S. until ten (10) years from the First Commercial Sale of such Product in the U.S., and from the date of the First Commercial Sale of a Product in Canada until ten (10) years from the First Commercial Sale in Canada.

3.3	PRESTWICK shall make payments to SCHERING quarterly within sixty (60) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of each Product during the relevant quarter shall be delivered to SCHERING within thirty (30) days following the end of each calendar quarter for which payments are due; in the event such date is not a Business Day, then payment shall be made the next succeeding Business Day.

3.4	Royalty payments by PRESTWICK to SCHERING under this Agreement shall be paid in U.S. Dollars by wire transfer of immediately available funds to an account at a commercial bank such bank account being designated by SCHERING at least ten (10) Business Days before payment is due. Any failure by PRESTWICK to make a payment within five (5) Business Days after the date when due, shall obligate PRESTWICK to pay to SCHERING computed interest, the interest period commencing on the due date and ending on the payment day, at a rate per annum equal to the Prime Rate as publicly announced by Bank of America on REUTERS_screen <USPRIME1> [...***...], or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act/act computation method. The interest rate shall be adjusted whenever there is a change in the Prime Rate quotation on REUTERS screen <USPRIME1> mentioned above. Interest shall be compounded annually in arrears. Such interest shall be due and payable on the tender of the underlying principal payment.

3.5	Where Net Sales are generated in Canadian Dollars, the amount of such Net Sales expressed in Canadian Dollars shall be converted into U.S. Dollars

* Confidential Treatment Requested

based on the 10am Midpoint Rate published by the Federal Reserve Bank of New York on REUTERS screen <FEDSPOT> on the last Business Day of the applicable calendar quarter.

3.6	SCHERING shall pay any and all taxes levied on account of all payments it receives by PRESTWICK under this Agreement. If laws or regulations require that taxes be withheld, PRESTWICK will (i) deduct those taxes from all remittable payments, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to SCHERING within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. PRESTWICK agrees to make all lawful and reasonable efforts to minimize such taxes to SCHERING and SCHERING shall execute any and all instruments and take any and all such actions as are reasonably requested by PRESTWICK in furtherance of such efforts.

3.7.1.	PRESTWICK will maintain complete and accurate records relevant to the calculation of revenues under this Agreement. Not more often than once each year, PRESTWICK shall make the said records available for inspection for the period required by applicable laws, but not less than two (2) years from creation of individual records by a certified public accountant or chartered accountant selected by SCHERING (subject to the consent of PRESTWICK not to be unreasonably withheld or delayed) or SCHERING’s internal accountants, for the sole purpose of verifying for SCHERING the correctness of calculations and classifications of such revenues under this Agreement. SCHERING shall bear its own costs related to such audit; provided that, for any underpayments greater than five (5) percent by PRESTWICK, PRESTWICK shall pay SCHERING the amount of underpayment, interest as provided for in Section 3.4 from the time the amount was due and SCHERING’s out-of-pocket expenses. For any underpayments of less than five (5) percent by PRESTWICK, PRESTWICK shall pay SCHERING the amount of underpayment. Any overpayments by PRESTWICK will be refunded to PRESTWICK or credited to future royalties, at PRESTWICK’s discretion. Any records or accounting information received from PRESTWICK shall be Confidential Information for the purposes of Section 8 below. Results of any such audit shall be provided to SCHERING and PRESTWICK and shall also constitute Confidential Information of PRESTWICK for the purposes of Section 8 below.

3.7.2.	If there is a dispute between the SCHERING and PRESTWICK following any audit performed pursuant to Section 3.7.1, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant or chartered accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either SCHERING or PRESTWICK, they shall comply with the following procedures: (i) the Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 3.7.2; (ii) within thirty (30) Business Days of the giving of such notice, SCHERING and PRESTWICK shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement. (iii) The Audit Disagreement submitted for resolution shall be described by SCHERING and PRESTWICK to the independent expert, which description may be in written or oral form, within ten (10) Business Days of the selection of such independent expert. (iv) The independent expert shall render a decision on the matter as soon as practicable. (v) The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions thereof. (vi) All fees and expenses of the independent expert, including any third party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by SCHERING and PRESTWICK in [...***...] to the [...***...] to the [...***...] by the [...***...] (e.g. SCHERING [...***...], the independent expert [...***...], then SCHERING [...***...] and PRESTWICK pays [...***...] of the independent expert’s costs).

4.	Reduction of Step I Milestone

In consideration of the waiver by SCHERING of its U.S./Canada Option and its U.S./Canada Right of First Refusal pursuant to Section 2 above, SCHERING and NEUROBIOTEC agree that the Step I Milestone to be paid by SCHERING pursuant to Section 7.1 (ii) of the Technology Transfer Agreement to retain the Option outside the U.S. and Canada shall be reduced by [...***...] to [...***...]. In consideration thereof, the refundable part of the Step I Milestone pursuant to Section 7.3 hyphen 1 of the Technology Transfer Agreement shall be reduced by [...***...] to [...***...].

* Confidential Treatment Requested

5.	Exchange of Know-how

NEUROBIOTEC has made and continues to make available to PRESTWICK upon effectiveness of the Prestwick Cooperation all of its Know-how required to accelerate the development and approval of the U.S./Canada Products. Furthermore, NEUROBIOTEC and PRESTWICK will continuously exchange among each other all of their Know-how concerning the Products which they gain in connection with the development of the Products immediately upon receipt, and NEUROBIOTEC and PRESTWICK will ensure that SCHERING has access to their Know-how to the extent set forth in Sections 7.1 and 7.2 of the Technology Transfer Agreement. For the avoidance of doubt, it is set forth herein that the information rights of the parties under Section 9 below shall remain unaffected.

6.	Access to Existing Schering Data

Within the framework of a due diligence to be pursued by PRESTWICK, SCHERING shall grant PRESTWICK access to Existing Schering Data which are required or advisable for PRESTWICK to evaluate its interest in the U.S./Canada Products. For such access by PRESTWICK, NEUROBIOTEC shall use its allocated free access or reimburse SCHERING as set out in Article 3 of the Technology Transfer Agreement.

7.	Separation of Development Costs

NEUROBIOTEC and PRESTWICK will maintain complete and accurate records which are relevant to the calculation of the development costs. Development costs which occur for the Patch Product and the Other Sustained Release Products in and outside the U.S. and Canada shall be collected and recorded in a way which allows for a clear separation of these categories of costs. Development costs which cover development work for the Patch Product and the Other Sustained Release Products in and outside the U.S. and Canada shall be shown separately. This separation shall ensure, in particular, that the Development Cost which are to be reimbursed in part by SCHERING to NEUROBIOTEC pursuant to Section 7.3 of the Technology Transfer Agreement in connection with Section 4 hereof in the event that SCHERING exercises its option pursuant to Section 7.2 of the Technology Transfer Agreement outside the U.S. and Canada can be identified.

8.	Confidentiality

8.1	Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-how and other information and materials furnished to it by another Party pursuant to this Agreement or any Know-how developed during the course of the collaboration hereunder, except to the extent that it can be established by the receiving Party that such Confidential Information:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; or

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; or

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)	was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)	was independently discovered or developed by the receiving Party as documented in its corporate records.

8.2	Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, filing or updating any drug approval application, complying with applicable governmental laws, rules and regulations or financing or conducting development of the U.S./Canada Products, provided that, if a Party is required by law or regulation to make any such disclosures of another Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.3	NEUROBIOTEC and PRESTWICK herewith consent to the disclosure of their Confidential Information by SCHERING to any Affiliate of SCHERING provided that such Affiliate accepts the Confidential Information on the terms of this Agreement.

8.4	This Section 8 shall survive the termination or expiration of this Agreement.

9.	Adverse Drug Reactions

9.1	Each party agrees to provide to the other two parties (a) without undue delay all information that relates to the safety of the Products to the extent that such information relates to any serious adverse reaction thereto, including, without limitation, information relating to serious adverse reactions that must be reported immediately to any regulatory authority, and (b) all other information that relates to the safety of the Products.

9.2	Within a period of two (2) months from the execution of this Agreement, and before enrolment of the first patient in a Product-related study that is conducted sponsored or cosponsored by PRESTWICK and before the first IND, IND equivalent, NDA or NDA equivalent for the Products is transferred or granted to PRESTWICK, SCHERING, NEUROBIOTEC and PRESTWICK will adopt a standard operating procedure to govern the investigation of and action to be taken with regard to product-related adverse drug experience reports (from both clinical studies and marketing experience), such that each of NEUROBIOTEC, PRESTWICK and SCHERING can comply with their legal obligations worldwide. The standard operating procedure will: (i) define responsibilities for adverse experience handling for initial, follow-up and/or periodic submission to government agencies of significant information on the Products from pre-clinical laboratory, animal toxicology and pharmacology studies, pre-clinical and clinical development of the Products and (ii) include arrangements for the exchange of serious and non-serious cases including formats and timelines, information from Periodic Safety Update Reports, Periodic Reports and answers to safety-related queries by regulatory authorities; and (iii) be promptly amended as changes in legal obligations require or as otherwise agreed to by SCHERING, NEUROBIOTEC and PRESTWICK.

10.	Continuation of Technology Transfer Agreement

Except as amended hereby, the remaining terms and conditions of the Technology Transfer Agreement shall remain in full force and effect as a two party agreement between NEUROBIOTEC and SCHERING. PRESTWICK confirms that it has received a copy of the Technology Transfer Agreement and is fully aware of its contents. NEUROBIOTEC and PRESTWICK will ensure that the Prestwick Cooperation will not conflict in any way with the Technology Transfer Agreement except as expressly provided for in this Agreement.

11.	Term and Termination of the Agreement

11.1	This Agreement shall become effective at the same time as the Prestwick Cooperation becomes effective, and fully replace the U.S. Agreement; provided, however, that Sections 6, 8 and 11 shall be effective from the execution of the U.S. Agreement.

11.2	Should the Prestwick Cooperation be terminated for any reason, this Agreement shall, subject to Section 11.1 above, remain null and void or be terminated with the consequence that all rights and obligations of the parties concerning the development and commercialization of the U.S./Canada Products shall again fully be subject to the Technology Transfer Agreement; in particular, Articles 6, 7 and 10 of the Technology Transfer Agreement shall again apply to the U.S./Canada Products. Sections 8 and 11 shall, however, survive the termination of this Agreement at all times.

12.	Miscellaneous

12.1	This Agreement, its rights and obligations, shall not be assignable or transferable by either party to any third party without the prior written consent of the other parties, provided that such consent shall not be required in any case where any party hereto assigns its rights under this Agreement to any of its Affiliates.

12.2	No amendment, modification or addition hereto shall be effective or binding on any party unless set forth in writing and executed by duly authorized representatives of all parties. This includes amendments, modifications and additions to this clause.

12.3	This Agreement shall be governed by, subject to and construed in accordance with the laws of Germany. Place of proceedings shall be Berlin.

SCHERING AKTIENGESELLSCHAFT

[ILLEGIBLE] /s/	[ILLEGIBLE] /s/

Date: 13 Jan 04	Date: 13.1.04

NEUROBIOTEC GMBH

[ILLEGIBLE] /s/	[ILLEGIBLE] /s/

Date: 2 Feb 04	Date: 2 Feb 04

PRESTWICK PHARMACEUTICALS INC.

Kathleen Clarence-Smith /s/

Date: Feb 3, 2004